Exhibit 99.1

Conference Call:	Today, February 13th, 2009 at 8:30 a.m. ET
Dial-in numbers:	212/231-2910 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ FISCAL 2009 THIRD QUARTER NET SALES RISE 19% TO $41 MILLION
- Estimated Non-Cash Goodwill Impairment Charge of $28.5 Million
Results in Fiscal Third Quarter Net Loss of $26.9 Million -
San Diego, California, February 13, 2009 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fiscal 2009 third quarter ended December 31, 2008.
Mad Catz reported net sales for the fiscal third quarter ended December 31, 2008 of $40.8 million, a 19.0% increase from $34.3 million in the fiscal 2008 third quarter. Gross profit for the quarter declined 16.7% to $10.5 million, from $12.7 million in the fiscal 2008 third quarter. Gross profit margin for the third quarter of fiscal 2009 decreased to 25.8% from a record 36.9% in the prior year period. Net loss for the quarter ended December 31, 2008 was $26.9 million, or ($0.49) per diluted share, compared to net income of $3.3 million, or $0.06 per diluted share, for the third quarter of fiscal 2008. Adjusted net income, a non-GAAP measure (defined as net income excluding the impact of an estimated pre-tax non-cash charge of $28.5 million related to goodwill impairment, amortization of intangible assets and stock-based compensation) for the fiscal third quarter was $2.2 million, or $0.04 per diluted share. Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation, amortization and goodwill impairment), was $4.2 million in the fiscal 2009 third quarter, compared to adjusted EBITDA of $6.9 million in the fiscal 2008 third quarter. Reconciliations of adjusted net income and adjusted EBITDA to the Company’s net income are included in the financial tables accompanying this release.
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Mad Catz’ also reported that its adjusted EBITDA as of December 31, 2008 on a trailing 4 quarter basis fell below the agreed level required by the Company’s Credit Facility with Wachovia Capital Finance Corporation. Wachovia has agreed to waive the covenant violation at December 31, 2008 and the Company is working with Wachovia to amend the Credit Facility to establish financial covenants that will apply to future periods and complete the waiver.
Selling, general and administrative expenses totaled $7.6 million, or 18.7% of net sales in the fiscal 2009 third quarter, compared with $6.4 million, or 18.7% of net sales in the prior year period. Research and development expenses decreased to $0.1 million during the third quarter of fiscal 2009. Reflecting the impact of the estimated non-cash impairment charge, loss before income taxes for the quarter ended December 31, 2008 was $25.8 million, as compared to income before income taxes of $5.6 million in the prior year fiscal third quarter.
Fiscal 2009 Third Quarter and Recent Highlights:
▪	Benefitting from a full quarter of sales from Saitek which was acquired in November 2007, net sales increased 19.0% from the prior year period to $40.8 million despite the challenging economic environment;
—	North American net sales increased approximately 21.0% to $24.7 million;

—	European net sales increased 9.0% to $14.5 million;

—	Net sales to other countries increased over 200%, or approximately $1 million over the prior year, representing 3.7% of total net sales in the third quarter of fiscal 2009 as compared to approximately 1.4% in the comparable prior year period;
▪	Continued to expand the Company’s presence on current generation consoles as sales for these consoles represented approximately 43.0% of total net sales in the quarter and surpassed sales for prior generation consoles for the third consecutive quarter;
▪	Further diversified and expanded product lines and brand license portfolio:
—	Began shipping full range of Rock Band™ accessories for the Xbox® 360 including the Fender™ Precision Bass guitar, Cymbal Expansion Pack, Portable Drum Kit and Premium M.I.C. (Microphone with Integrated Controller) throughout North America and Europe;

—	Entered into license agreement with Nintendo to bring the full line of Rock Band peripherals to the popular Wii™ system;

—	Introduced to strong critical acclaim a full range of branded controllers and accessories based on the classic Street Fighter® IV game;

—	Further established our European presence by launching our GameShark™ online store in the U.K., a comprehensive Internet shopping boutique offering customers a wide variety of interactive entertainment accessories online;

—	Began shipping two dual-platform flight sticks, the Saitek™ Aviator Flight Stick for Xbox® 360 and Playstation®3 and the Cyborg™ X Flight Stick for Xbox® 360 and PC;
▪	Introduced AirDrives FIT Interactive Earphones and AirDrives FIT Interactive Earphones for iPhone™, the latest models in the AirDrives™ range designed for use while cycling, running or playing sports; and,
▪	Reported net position of bank loan less cash at December 31, 2008 of $19.5 million compared to $8.9 million as of December 31, 2007.
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Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, stated, “Mad Catz’ organic quarterly revenue growth in this challenging consumer environment reflects solid demand for our products, progress against our initiatives to diversify our offerings and geographical presence, as well as the relative strength of the video game industry. Throughout the 2008 holiday season, Mad Catz further strengthened its presence on the current generation of consoles with net sales for these consoles in the third quarter increasing approximately 57% from prior year levels. These gains reflect the positive consumer response to our full range of Rock Band accessories and portfolio of products for Nintendo’s Wii Fit. In addition to the positive sales momentum of core console videogame accessory offerings, the results reflect a full quarter of revenue contributions related to our November 2007 acquisition of PC peripheral provider Saitek.
“Third quarter net sales in North America rose 23.2% and Mad Catz’ fiscal 2009 third quarter and holiday sales season results also clearly highlight the Company’s expanded geographic diversity as 41.3% of total sales in the quarter occurred outside of North America. In addition to the continued strength of our PC products throughout Europe, Mad Catz expanded the penetration of its core video game console product lines in this market with the November launch of Rock Band accessories to select European territories. Fiscal 2009 third quarter net sales also reflect continued progress with our strategies to address other countries as $1.5 million of net sales came from these markets compared with approximately $0.5 million in the comparable prior year period.
“While Mad Catz generated healthy top line growth, the quarterly gross margin declined to 25.8% from a record level a year ago. The decline was largely related to provisions for increased inventory reserves, higher royalty expenses, increased costs due to added product development staff and higher shipment costs. The inventory reserve provisions were necessary due to the uncertain state of the economy and the retail industry. Going forward, we expect gross profit margins to be no lower than the range of those experienced in our latest three and nine month periods.
“Mad Catz entered calendar 2009 focused on leveraging our robust portfolio of licenses to deliver high-quality accessories to our worldwide customer base while building a foundation for sustained profitability. We launched to critical industry and consumer acclaim several premium Rock Band accessories and during the fiscal fourth quarter we’ll expand these offerings to make these popular products available for the Nintendo Wii in North America and Europe. We recently launched our full line of Street Fighter® IV branded controllers and accessories, which simulate a classic arcade experience and utilize the highest quality components. These limited edition collector’s items were introduced to extraordinary industry reviews and consumer demand, demonstrating Mad Catz’ ability to leverage its portfolio of attractive brand licenses to deliver in-demand, high-performance accessories.”
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Mr. Richardson concluded, “Going forward, identifying additional operating cost efficiencies is one of management’s highest priorities, particularly in light of the very difficult worldwide economic environment. While operating expenses excluding the preliminary goodwill impairment charge and amortization expense increased by 16.2%, total operating costs as a percentage of net revenues were in line with the prior year period. We are aggressively pursuing additional efficiencies to effect further reductions in our cost structure while maintaining the necessary infrastructure to support a much larger revenue base as we deliver more entertaining products for gamers with the goal of enhancing shareholder value.”
The Company will host a conference call and simultaneous webcast on February 13, 2009, at 8:30 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation #21414012) or, for International callers, at 402/977-9140.
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and develops, manufactures and markets proprietary portable earphones under its AirDrives brand. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- TABLES FOLLOW -

MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$40,817	$34,274	$89,872	$65,704
Cost of sales	30,269	21,613	63,307	43,411

Gross profit	10,548	12,661	26,565	22,293
Operating expenses:
Sales and marketing	3,851	3,296	10,816	6,975
General and administrative	3,783	3,102	12,307	7,379
Research and development	223	366	1,161	980
Goodwill impairment	28,513	—	28,513	—

Amortization of intangible assets	597	374	1,811	374

Total operating expenses	36,967	7,138	54,608	15,708

Operating income (loss)	(26,419)	5,523	(28,043)	6,585

Interest expense, net	(521)	(372)	(1,512)	(581)
Foreign exchange gain, net	1,032	251	859	587
Other income	112	177	251	328

Income (loss) before income taxes	(25,796)	5,579	(28,445)	6,919
Income tax expense	1,113	2,269	480	2,919

Net income (loss)	$(26,909)	$3,310	$(28,925)	$4,000

Basic net income (loss) per share	$(0.49)	$0.06	$(0.53)	$0.07

Diluted net income (loss) per share	$(0.49)	$0.06	$(0.53)	$0.07

Weighted average shares — basic	55,098,549	54,973,549	55,085,822	54,767,883

Weighted average shares — diluted	55,098,549	55,949,760	55,085,822	55,858,459

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MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(In thousands of US$)

	December 31,	March 31,
	2008	2008
Assets
Current assets:
Cash	$2,961	$5,230
Accounts receivable, net of allowances of $7,505 and $4,514 at December 31, 2008 and March 31, 2008, respectively	31,020	14,567
Other receivables	1,033	583
Inventories	21,459	20,554
Deferred tax assets	1,753	1,591
Prepaid expense and other current assets	1,156	1,369

Total current assets	59,382	43,894
Deferred tax assets	4,623	978
Other assets	717	324
Property and equipment, net	1,923	2,101
Intangible assets, net	6,069	8,320
Goodwill	4,529	35,704

Total assets	$77,243	$91,321

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$22,500	$11,470
Accounts payable	21,429	16,280
Accrued liabilities	7,889	6,859
Convertible notes payable, current portion	4,500	—
Income taxes payable	465	496

Total current liabilities	56,783	35,105
Convertible notes payable	10,000	14,500
Note payable and accrued interest	847	—
Other long-term liabilities	1,018	401

Total liabilities	68,648	50,006
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 55,098,549 and 54,973,549 shares issued and outstanding at December 31, 2008 and March 31, 2008, respectively	48,112	47,717
Accumulated other comprehensive income	(1,267)	2,923
Accumulated deficit	(38,250)	(9,325)

Total shareholders’ equity	8,595	41,315

Total liabilities and shareholders’ equity	$77,243	$91,321

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Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three months ended		Nine months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales:
United States	$23,956	$19,440	$51,069	$40,258
Europe	14,548	13,342	34,050	22,574
Canada	787	1,007	1,349	2,356
Other countries	1,526	485	3,404	516

	$40,817	$34,274	$89,872	$65,704

MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation
(non GAAP)

	Three Months		Nine Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007

Pre-tax income (loss)	$(25,796)	$5,579	$(28,445)	$6,919
Goodwill impairment	28,513	—	28,513	—
Amortization of intangible assets	597	374	1,811	374
Stock-based compensation cost	178	202	339	250

Adjusted pre-tax income	3,492	6,155	2,218	7,543
Adjusted provision for income

Taxes (at effective rate)**	1,430	2,503	1,196	3,182

Adjusted net income *	$2,062	$3,652	$1,022	$4,361

Adjusted diluted earnings per share	$0.04	$0.06	$0.02	$0.08

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, also facilitate comparisons of the Company’s performance to prior periods.

**	For the three and nine month periods ended December 31, 2008, the effective tax rate was determined by adding back the goodwill impairment charge to the adjusted pre-tax income. For the nine month period ended December 31, 2008 the adjusted provision for income taxes was determined by using the effective tax rates applicable to each of the individual three quarters’ pre-tax income.
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Adjusted EBITDA Reconciliation (non GAAP)
Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and goodwill impairment.

	Three months ended		Nine months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$(26,909)	$3,310	$(28,925)	$4,000
Adjustments:
Interest expense	521	372	1,512	581
Income tax expense	1,113	2,269	480	2,919
Goodwill impairment	28,513	—	28,513	—
Depreciation and amortization	973	904	3,138	1,788

Adjusted EBITDA	$4,211	$6,855	$4,718	$9,288

EBITDA, a non-GAAP financial performance measure, represents net income (loss) before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA by adjusting EBITDA to exclude non-cash goodwill impairment charge. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.
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